Exhibit 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

SPORTS AUTHORITY ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2003 RESULTS AND RAISES FISCAL YEAR 2004 GUIDANCE

Englewood, CO, March 17, 2004 – The Sports Authority, Inc. (NYSE:TSA), today announced results for its fourth quarter and year ended January 31, 2004.

•      Fourth quarter comparable store sales increased 0.2%

•      Fourth quarter diluted EPS of $1.08, excluding merger integration costs, compares to the Company’s previous guidance of $1.04 to $1.06

•      Fourth quarter diluted EPS of $0.55 per share, including merger integration costs

•      Fiscal year 2004 EPS guidance increased to a range of $2.57 to $2.62 per diluted share, excluding merger integration costs, versus prior guidance of $2.55 to $2.60 per diluted share

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. (TSA) announced that they had completed a merger of equals. The results for the 13 weeks ended January 31, 2004, represent the performance of the new, consolidated company, while the year ago results reflect Gart Sports Company on a stand-alone basis. The results for the 52 weeks ended January 31, 2004, including comparable store sales, include the combined company since August 4, 2003, and stand-alone results for Gart Sports Company for the first six months. These results compare to the 2002 fiscal year when Gart Sports Company was a stand-alone company.

Fourth quarter net income of $14.6 million, or $0.55 per diluted share, includes the effect of after-tax, merger integration costs of $13.7 million, or $0.52 per diluted share. Excluding merger integration costs, fourth quarter net income was $28.3 million, or $1.08 per diluted share, compared with $1.03 per diluted share in the prior year’s quarter, as reported by the former Gart Sports Company on a stand-alone basis, and pro-forma combined net income for the prior year’s quarter of $0.77 per diluted share.

Total sales for the 13 weeks ended January 31, 2004 increased 125% to $712.0 million compared with $316.8 million in the prior year’s fourth quarter as reported by the former

Gart Sports Company on a stand-alone basis.  Fourth quarter comparable store sales for the combined company increased 0.2% from last year’s combined company results.

The Company opened six stores during the fourth quarter, for a total of 14 new store openings in 2003.  The Company also closed five former TSA and two former Gart Sports stores during the quarter to arrive at a total number of stores in operation as of January 31, 2004 of 384 stores in 45 states.

Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority stated, “We are pleased with our fourth quarter results given the on-going efforts to integrate the two companies.  Our results were primarily driven by strong sales in hunting, ski apparel, snowboards and footwear.  We are also very encouraged with the initial results realized from the introduction of an enhanced offering of winter product in the northeast.”

Net income for the 52 weeks ended January 31, 2004, including the effect of after-tax, merger integration costs of $26.7 million, or $1.37 per diluted share, and income related to non-recurring events and a related tax benefit of $1.9 million, or $0.10 per diluted share, totaled $16.4 million, or $0.84 per diluted share. Excluding these items, net income was $41.2 million, or $2.11 per diluted share, for the 52 weeks ended January 31, 2004 compared with $1.86 per diluted share in the prior year’s comparable period as reported by the former Gart Sports Company on a stand-alone basis.

Total sales for the 52 weeks ended January 31, 2004 increased 67% to $1,760.4 million compared with $1,051.2 million in the prior year’s 52 weeks as reported by the former Gart Sports Company on a stand-alone basis.  Year-to-date comparable store sales decreased 0.7%, which represents a year-over-year comparison of the combined company results for the third and fourth quarters and the former Gart Sports Company on a stand-alone basis for the first six months.

The Company is forecasting sales in the first quarter of fiscal 2004 to be in the range of $585 to $590 million and comparable store sales to increase approximately 2%. The Company expects to report net income of $8.7 to $9.0 million, and diluted EPS of $0.33 to $0.34, based on 26.4 million diluted shares outstanding in the quarter. All earnings estimates are exclusive of merger integration costs. The Company expects to open seven new stores during the quarter, which will be offset by a like number of closures related to the ongoing merger integration process.

For fiscal year 2004, the Company expects sales to be approximately $2.6 billion and comparable store sales to increase approximately 2%. The Company expects to report net income in the range of $68.4 to $69.7 million, and diluted EPS between $2.57 to $2.62, based on an estimated 26.6 million diluted shares outstanding.  All earnings estimates are exclusive of merger integration costs.   The Company expects to open 23 new stores during the year and expects to close 15 stores. The number of stores in operation at the end of fiscal 2004 is expected to be 392.

Mr. Morton concluded, “The merger integration process is progressing well and we continue to be optimistic with the level of synergies that will be realized from combining the two companies.  We remain enthusiastic about the prospects for our new company as we move ahead with a stronger operating platform for growth.”

To supplement our condensed consolidated statements of income presented on a basis in accordance with accounting principles generally accepted in the United States of America

(“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results. Also, we have disclosed pro forma combined results for the 13 weeks ended February 1, 2003, to provide an additional basis for comparison of our current fourth quarter results.  These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

As disclosed above in this release, none of the forecasted pro forma diluted earnings per share amounts include merger integration costs. While we estimate that we will incur additional merger integration costs ranging from $3.8 to $6.8 million, after tax, from now through the fiscal period ending October 30, 2004, we are unable to predict, with a high degree of certainty, the timing of these merger integration costs by fiscal quarter. Consequently, we are unable to provide a reconciliation of the forecasted pro forma diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, diluted earnings per share including tax effected merger integration costs. The forecasted pro forma diluted amounts were calculated without consideration of tax effected merger integration costs.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 31, 2004 The Sports Authority operated 384 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart’s and The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Net sales	$711,970	$316,800	$1,760,450	$1,051,244
Cost of goods sold, buying, and occupancy	501,237	228,376	1,274,721	776,340
Gross profit	210,733	88,424	485,729	274,904
Gross profit %	29.6%	27.9%	27.6%	26.2%
Operating expenses:
Selling, general and administrative expenses	160,155	64,865	407,471	227,785
Selling, general and administrative expenses %	22.5%	20.5%	23.1%	21.7%
Merger integration costs	22,453	—	43,807	—
Store pre-opening expenses	555	533	1,552	1,197
Operating income	27,570	23,026	32,899	45,922
Non-operating income (expense):
Interest	(4,323)	(2,507)	(12,327)	(9,166)
Other income	686	413	3,514	1,043
Income before income taxes	23,933	20,932	24,086	37,799
Income tax expense	(9,363)	(8,086)	(7,719)	(14,632)
Net income	$14,570	$12,846	$16,367	$23,167
Earnings per share:
Basic	$0.58	$1.08	$0.89	$1.97
Diluted	$0.55	$1.03	$0.84	$1.86
Basic weighted average shares outstanding	25,057,498	11,865,527	18,309,174	11,766,983
Diluted weighted average shares outstanding	26,291,323	12,441,734	19,479,695	12,427,086

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Pro-forma results for the 13 weeks ended January 31, 2004, excluding the effect of merger integration costs:

Pro-forma results for
the 52 weeks ended
January 31, 2004,
excluding the effect of
merger integration costs and
the effect of non--
recurring settlements,
the associated tax
benefit and utilizing
statutory tax rates:

Income before income taxes as reported	$23,933	$24,086
Merger integration costs	22,453	43,807
Non-recurring settlements included above	—	(373	)(1)
Pro-forma income before income taxes	46,386	67,520
Income tax expense at statutory tax rates	(18,091)	(26,333	)(2)
Pro forma net income	$28,295	$41,187
Pro forma earnings per share:
Basic	$1.13	$2.25
Diluted	$1.08	$2.11
Basic weighted average shares outstanding	25,057,498	18,309,174
Diluted weighted average shares outstanding	26,291,323	19,479,695

(1) Includes a non-recurring expense of $1.5 million, related to the settlement of two wage and hour lawsuits in California, and $1.873 million of non-recurring interest income related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2) Adjusted to exclude a non-recurring tax benefit of $1.674 million related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

Pro-forma combined results for the 13 weeks ended February 1, 2003

	Former Sports Authority	Former Gart Sports Company	Pro-forma combined
Earnings before income taxes, as reported	$12,327	$20,932	$33,259
Pro-forma income tax expense at 39%	(4,808)	(8,163)	(12,971)
Pro-forma net income	$7,519	$12,769	$20,288

Pro forma earnings per share:
Basic			$0.81
Diluted			$0.77

Pro-forma basic weighted average shares outstanding			25,057,498
Pro-forma diluted weighted average shares outstanding			26,291,323

The Sports Authority Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	January 31, 2004	February 1, 2003
ASSETS

Current assets:
Cash and cash equivalents	$28,009	$10,156
Merchandise inventories	687,215	333,538
Other current assets	188,845	32,798
Total current assets	904,069	376,492
Property and equipment, net	186,573	87,960
Other long-term assets	248,914	75,788
Total assets	$1,339,556	$540,240

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$326,198	$142,025
Other current liabilities	236,421	62,668
Total current liabilities	562,619	204,693
Long-term debt	317,321	121,147
Other long-term liabilities	20,350	15,820
Total liabilities	900,290	341,660
Total stockholders’ equity	439,266	198,580
Total liabilities and stockholders’ equity	$1,339,556	$540,240